Exhibit 99.1

Eagle Broadband Acquires Connex Customer Base

LEAGUE CITY, TX, Dec 12, 2006 (MARKET WIRE via COMTEX News Network) -- Officials with Eagle Broadband, Inc. (AMEX: EAG), a national provider of broadband, Internet Protocol (IP) and digital communications technology and services, today announced that Eagle has acquired the customer base of Connex Services, Inc., a Houston-based IT services company providing national and international project management services for data, voice, fiber-optic, wireless, hospitality systems, access control, audio and satellite installations.

The acquisition consists of more than 50 Connex clients, together currently generating more than $600,000 in annual revenue. It represents more than 35 percent immediate growth to Eagle's IT services division in terms of both the number of accounts and incoming revenue. Effective January 2, 2007, the acquisition does not require Eagle to assume any Connex debts or liabilities. Upon listing approval of the American Stock Exchange, Connex will receive 1,203,774 shares of unregistered Eagle Broadband common stock, 754,717 of which will be registered for resale by Connex.

"The IT services area is a quiet giant for us, and one in which we are poised to experience strong additional growth in 2007," said Dave Micek, CEO of Eagle Broadband. "Eagle is already a leader in municipal WI-FI and voice over IP installations. This client acquisition is part of a strategy to open doors to new managed service and IPTV opportunities, as well as to deepen relationships with existing clients."

For more information on Eagle Broadband, visit www.eaglebroadband.com.

About Eagle Broadband, Inc.

Eagle Broadband is a technology company that develops and delivers products and services in three core business segments:

-- IPTV -- Eagle Broadband's IPTVComplete(TM) provides direct access to more than 200 channels of high-demand programming from popular entertainment providers, often using Eagle's high-definition, set-top boxes.

-- SatMAX(R) -- Eagle Broadband's SatMAX provides indoor/outdoor communications utilizing the global Iridium-based (www.iridium.com) satellite communications system. It offers both fixed and mobile solutions, including the emergency first responder SatMAX Alpha "SatMAX-in-a-suitcase" technology.

-- IT Services -- Eagle Broadband's IT Services Group is a full-service integrator offering a complete range of network technology products including VoIP, remote network management, network implementation services and IT project management services.

EAGG

Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, the company's ability to continue as a going concern, the company's liquidity constraints and ability to obtain financing and working capital on favorable terms, the continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

Eagle Media Contact:

Jackie Hutto
Griffin Integrated Marketing
(281) 335-0200